Exhibit 99.1

Accentia Biopharmaceuticals, Inc. Enters Into a Definitive Agreement for a $20 Million Convertible Debenture Financing

Tampa, Fla. — February 28, 2007 —Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) entered into a definitive agreement for a convertible debenture financing with several institutional investors under which $24.7 million in principal amount of debentures were issued for gross cash proceeds of $20.0 million before placement fees and other costs. Additionally, $4.7 million of the debentures were issued in exchange for an agreement by investors in the Company’s September 2006 convertible debenture financing to convert over a six-month period an aggregate of $13.0 million in principal amount of the convertible debentures issued by the Company in September 2006. The proceeds of the new financing will be used to strengthen the Company’s cash position, support ongoing clinical development programs, and continue the Company’s strategy of acquiring late stage drug candidates that can benefit from the 505(b)(2) regulatory pathway. The funding, in which Rodman & Renshaw, LLC acted as the placement agent, is expected to be completed by March 1, 2007.

The debentures provide investors with the right to convert principal into registered shares of the Company’s common stock at $4.00 per share. Additionally, investors received 35% warrant coverage at an exercise price of $4.25 per share for a term of five years and an additional 50% warrant coverage at an exercise price of $4.00 per share for a term that ends 60 days after the later of the effective date of a required registration statement under the financing or the date on which shareholder approval of the financing is received. The debentures have a four-year term, with an interest rate of 8% per annum, and begin monthly amortization after twelve months. The debentures are redeemable by the Company, in whole or in part, anytime after twelve months following the effectiveness of a registration statement covering the resale of the shares into which the debenture are convertible at a 20% premium over the amount of principal redeemed, plus warrants based on the amount redeemed and share valuation at the time of each redemption, subject to specified conditions.

For further details, please see the Company’s 8-K to be filed on February 28, 2007.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development of late-stage “disruptive” clinical products, especially for already-approved drugs in new formulations and/or new indications that are patent-protected and which represent new therapeutics with greater clinical and economic value. Accentia has a pipeline of products in clinical development. The company’s lead respiratory product candidate is SinuNase(TM), which is under clinical development to treat chronic sinusitis (rhinosinusitis). SinuNase is a novel application and formulation of a known anti-fungal exclusively licensed from the Mayo Foundation for Medical Education and Research. The product has been Fast Tracked by the FDA and the Company has commenced a Phase 3 clinical trial. The Company’s other lead product is BiovaxID(TM), a patient-specific anti-cancer vaccine for the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia’s subsidiary Biovest International, Inc., (OTCBB: BVTI) is currently in a Fast-Tracked Phase 3 clinical trial. For further information, please visit www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about SinuNase, BiovaxID, AutovaxID and any other statements relating to products, product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

SOURCE: Accentia Biopharmaceuticals, Inc.

Contacts:

The Investor Relations Group, New York

Investors:

Adam Holdsworth

212-825-3210

aholdsworth@investorrelationsgroup.com